Exhibit 99.1

RiceBran Technologies Reports Third Quarter 2023 Results

Board continues to review strategic initiatives and alternatives

TOMBALL, Texas, December 20, 2023 – RiceBran Technologies (OTCMKTS: RIBT) (“RiceBran” or the “Company”), an innovator in the development and manufacture of nutritional and functional ingredients derived from rice, barley and oats, today announced financial results for the third quarter ended September 30, 2023.

Eric Tompkins, Executive Chairman of RiceBran, commented, “The Board of Directors continues to advance a strategic review, with the goal of creating a more sustainable organization that can better capitalize on the benefits of a public listing and the significant carryforward tax assets that have been accumulated. The divestiture of our stabilized rice bran business during the second quarter was the first step in this ongoing process.”

Third Quarter 2023 Financial and Operational Overview

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Revenue: Total revenue from continuing operations was $4.9 million in 3Q23, down 27% from 3Q22 due to a $1.2 million decrease related to Golden Ridge Rice Mills Inc. (“Golden Ridge”) mainly due a lack of availability of end of the season crop leading to lower volumes. The remaining $0.6 million revenue decrease at MGI Grain Incorporated, (“MGI”) was mainly due to lower commodity prices.

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Gross Losses: Gross losses from continuing operations for 3Q23 were $(480,000) compared to a gross loss of $(562,000) in the third quarter of 2022, due to the rationalization of less profitable business due to the commodity supply changes noted above.

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SG&A and Operating Loss: SG&A from continuing operations decreased $186,000 year-over-year due to reductions in overhead expenses, primarily staff, partially offset by increased legal costs as the Company’s Board of Directors continues to explore strategic alternatives. Loss from continuing operations before other income (expense) was $1.8 million in 3Q23, an increase of $231,000, or 13%, compared with 3Q22.

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Net Loss and EPS: Net loss from continuing operations was $1.8 million, or $0.26 per share, in 3Q23 compared to $2.0 million, or $0.29 per share, in 3Q22. Net loss (including discontinued operations) was $1.8 million, or $0.26 per share, compared with a net loss of $2.0 million, or $0.38 per share in 3Q22.

Balance Sheet: Total cash was $466,000 at the end of 3Q23 down from $3.9 million at the end of 4Q22, after repayments of $3.0 million on the Company’s factoring, line of credit and long-term debt and finance lease liabilities.

About RiceBran Technologies

RiceBran Technologies is a specialty ingredient company focused on the development, production and marketing of products derived from traditional and ancient small grains. We create and produce products to deliver improved nutrition and ease of use, while addressing consumer demand for all natural, non-GMO and organic products. The target markets for our products include human food, animal nutrition manufacturers and retailers, as well as specialty food retailers. More information can be found in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This press release includes statements concerning RiceBran and its future expectations, plans and prospects that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such “forward-looking statements” include, but are not limited to, statements about RiceBran’s intentions, beliefs or current expectations. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expect,” “plans,” “anticipate,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the plans, intentions, expectations or guidance disclosed herein. Such forward-looking statements, and all phases of the Company’s operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran’s filings with the SEC, including its most recent annual report on Form 10-K and its quarterly reports on Forms 10-Q. Except as required by law, RiceBran does not undertake to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.

Investor Contact

Rob Fink

FNK IR

ribt@fnkir.com

646.809.4048

RiceBran Technologies

Condensed Consolidated Statements of Operations

(Unaudited) (in thousands, except share and per share amounts)

RiceBran Technologies

Consolidated Income Statement (Unaudited) (GAAP)

(in $000, except per share amounts)

	3 Months Ended		9 Months Ended
	9/30/23	9/30/22	9/30/23	9/30/22

Revenue	$4,857	$6,637	$16,970	$19,209
Cost of Goods Sold	(5,337)	(7,199)	(17,484)	$(20,192)
Gross Profit (Loss)	(480)	(562)	(514)	(983)
Gross Margin	(10%)	(8%)	(3%)	(5%)

Selling, General & Admin.	(1,250)	(1,436)	(4,352)	(4,021)
Loss from continuing ops before other income (expense)	$(1,730)	$(1,998)	$(4,866)	$(5,004)

Interest Expense	(124)	(118)	(450)	(334)
Change in FV of Derivative Warrant Liability	53	612	14	24
Other Income (Expense)	19	(39)	181	(106)
Loss From Continuing Ops Before Income Taxes	(1,782)	(1,543)	(5,121)	(5,420)
Income Taxes	-	(8)	(11)	(20)
Loss From Continuing Ops	(1,782)	(1,551)	(5,132)	(5,440)
Loss From Discontinued Ops	-	(491)	(9,009)	(739)
Net Loss	$(1,782)	$(2,042)	$(14,141)	$(6,179)

Basic & Diluted Loss per Share:
Continuing Ops	$(0.26)	$(0.29)	$(0.77)	$(1.03)
Discontinued Ops	-	$(0.09)	$(1.34)	$(0.14)
	$(0.26)	$(0.38)	$(2.11)	$(1.17)

Weighted Avg. Shares Outstanding (Basic & Diluted):	6,806	5,332	6,700	5,291

RiceBran Technologies

Condensed Consolidated Balance Sheets

(Unaudited) (in thousands, except share amounts)

RiceBran Technologies

Consolidated Balance Sheets (Unaudited)

(in $000)

	Period Ending
	9/30/23	12/31/22
Assets

Cash and Cash Equivalents	$466	$3,941
Accounts Receivable, net	2,620	3,703
Inventories	514	465
Other Current Assets	515	735
Current assets held for sale	-	2,224
Total Current Assets	$4,115	$11,068

PP&E, Net	5,937	6,020
Operating Lease right-of-use assets	-	77
Intangibles	295	380
Long-term assets held for sale	-	9,888
Total Assets	$10,347	$27,433

Liabilities and Shareholders' Equity

Accounts Payable	$1,414	$1,232
Commodities Payable	2,538	1,546
Accruals	2,573	1,584
Leases, Current	136	220
Debt, Current	3,378	6,155
Current liabilities held for sale	-	540
Total Current Liabilities	$10,039	$11,277

Leases, Not Current	434	320
Debt, Not Current	603	836
Derivative Warrant Liability	55	69
Long-term liabilities held for sale	-	2,022
Total Liabilities	$11,131	$14,524

Preferred Stock	75	75
Common Stock	328,999	328,551
Accumulated Deficit	(329,858)	(315,717)
Total Shareholders’ Equity (Deficit)	$(784)	$12,909

Total Liabilities and Shareholders’ Equity	$10,347	$27,433